Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com

LODGENET CLOSES $200 MILLION OF 9.50 % SENIOR SUBORDINATED NOTES DUE 2013

Senior Credit Facility Amended to Increase Financial Flexibility

     SIOUX FALLS SD, June 18, 2003 — LodgeNet Entertainment Corporation (NASDAQ: LNET), the world’s largest provider of broadband interactive television services to the hospitality industry, announced today that it has closed on the issuance of $200 million principal amount of its 9.50% Senior Subordinated Notes due June 15, 2013. Proceeds from the notes offering will be used to repay the Company’s $150 million 101/4% Senior Notes due 2006 and to repay borrowings under its revolving credit facility.

     “This offering provides us with increased financial flexibility and lowers our cost of capital,” said LodgeNet President and CEO Scott C. Petersen. “We are very pleased with the market’s enthusiastic acceptance of the offering, which enabled us to increase the size from $185 million to $200 million while maintaining a very favorable rate of 9.5%.”

     On June 3, 2003, LodgeNet commenced a cash tender offer and consent solicitation relating to the 101/4% Senior Notes due 2006. As of the expiration of the consent solicitation at 5:00 p.m., EDT time, on Wednesday, June 11, 2003, holders of approximately 79% of the $150,000,000 outstanding principal amount of the 101/4% notes had been tendered their notes and consented to the proposed amendments to the indenture governing such notes. LodgeNet delivered today to HSBC Bank USA, the depository for the tender offer, its notice of acceptance for the 101/4% notes tendered on or before the expiration of the consent period. The supplemental indenture incorporating the proposed amendments to the indenture governing the 101/4% Notes became operative upon delivery of the notice of acceptance of payment. The tender offer for the 101/4% notes will expire at 12:00 Midnight, EDT, on Monday, June 30, 2003, unless extended. LodgeNet intends to call the notes not tendered.

     LodgeNet also received the consent of the lenders under its senior credit facility to permit the senior subordinated notes offering. Among other things, the amendment increases LodgeNet’s permitted consolidated total leverage ratio, through the fourth fiscal quarter of fiscal 2003, to a maximum of 5.0 times total debt to EBITDA, as defined by the credit facility, 4.75 times total debt to EBITDA for the first half of 2004 and 4.50 times total debt to EBITDA for the second half of 2004.

     “These transactions put LodgeNet in a stronger financial position with improved financial flexibility and increased liquidity. In addition, we now have the opportunity to extend the maturity on nearly all of our debt to 2008 and beyond,” said Senior Vice President and Chief Financial Officer Gary H. Ritondaro. “This refinancing of our debt is consistent with our goal of becoming free cash flow neutral after growth capital for the final six months of 2003.”

     Closing of LNET Sr. Notes —Page 2

     LodgeNet Entertainment Corporation (www.lodgenet.com) is the leading provider in the delivery of broadband, interactive services to the lodging industry, serving more hotels and guest rooms than any other provider in the world. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As the largest company in the industry, LodgeNet provides service to 960,000 rooms (including more than 900,000 interactive guest pay rooms) in more than 5,700 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

NOTE: This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, the Company’s goals and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms and LodgeNet products and services; competitive conditions in the lodging industry; technological developments, developmental difficulties and delays; relationships with clients and property owners; changes in the Company’s relationships with strategic partners including content providers; the impact of public health concerns or of any future terrorist attack, war or other domestic or international crisis; potential effects of litigation; the availability of capital to finance growth; the impact of government regulations; and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. We do not undertake any obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

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